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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Clayton Fixed Income Services
Denver, Colorado
We have examined management's assertion, included in the accompanying Certification Regarding
Compliance with Applicable Serving Criteria Report ("Management's Report"), that Clayton Fixed Income
Services ("CFIS") complied with the following list of specified requirements pursuant to agreements with certain Trusts identified below. The transactions covered by this report include mortgage-backed securities transactions (each, a "Trust") for which CFIS acted as credit risk manager (the "Platform"), including:
BNC 2007-1; BNC 2007-2; BNC 2007-3; SASCO 2007-BC1; SASCO 2007-BC3; SASCO 2007-BNC1;
SASCO 2007-EQ1; SASCO 2007-WF1; and SASCO 2007-WF2.
Clayton shall have prepared and made available on or about the 15th calendar day of each month the following reports (the "Reports"):
(i) The Watchlist Report including a listing of mortgage loans in any delinquency status, including current and paid off loans, and any additional comments by Clayton.
(ii)
The Loss Severity Report providing a compilation and summary of all losses, indicating the loan loss severity for each mortgage pool.
(iii) The Mortgage Insurance Claims Report providing a summary of claims submitted to the
PMI Insurer by the servicers, claim payment and denial information, and penalties accessed.
(iv)
The Prepayment Premiums Report indicating prepayment premiums accessed or waived by each servicer.
(v)
The Analytics Report including statistical and/or graphical portrayals of:
(A) The delinquency trend
(B) Prepayment analysis, and
(C) The standard default assumptions
We have not examined any of the underlying information contained within the Reports, and as such, express no opinion related to the underlying information contained within the Reports.
Management is responsible for Clayton Fixed Income Services' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about Clayton Fixed Income Services'
compliance based on our examination.
717 17th Street, 16th Floor
Denver, Colorado 80202
Phone: 303-298-
9600 Fax: 303-298-
8118
www.heincpa.com
Clayton Fixed Income Services

Our examination was conducted in accordance with the attestation standards of the Public Company
Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about Clayton Fixed Income Services' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on
Clayton Fixed Income Services' compliance with specified requirements.
In our opinion, management's assertion that Clayton Fixed Income Services complied with the aforementioned requirements during the period from January 1, 2007 to December 31, 2007 is fairly stated, in all material respects.
We have not examined any of the other assertions included in management's report and, accordingly, express no opinion on assertions not specifically identified above.
/s/ Hein & Associates
HEIN & ASSOCIATES LLP
Denver, Colorado
March 12, 2008